Exhibit 15.2

ABN 15 142 552 985

Level 40, Riverside Centre

123 Eagle Street

GPO Box 2579

Brisbane QLD 4000

Tel: 07 3226 9100

Fax: 07 3226 9101

E-mail:

imc@imcmining.com.au

To the Board of Directors of

Vale S.A. (“Vale”)

Gary John Benson hereby consents to (a) being named in the Annual Report on Form 20-F of Vale S.A. (“Vale”) for the year ended December 31, 2012 (the “2012 20-F”) as having prepared certain coal reserve estimates and (b) the incorporation by reference of the 2012 20-F into the Registration Statement on Form F-3 of Vale and Vale Overseas Limited (File Nos. 333-184553 and 333-184553-01).

/s/ Gary John Benson
Gary John Benson

Principal Mining Consultant

IMC Mining Group Pty Ltd

4 March 2013